Putnam Minnesota Tax Exempt Income Fund, May 31, 2010, annual report

Shareholder meeting results (Unaudited)

November 19, 2009 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

      				Votes	 		Votes
				for			withheld

Ravi Akhoury 			7,746,037 		318,754
Jameson A. Baxter 		7,748,945 		315,846
Charles B. Curtis 		7,748,945 		315,846
Robert J. Darretta 		7,738,964 		325,827
Myra R. Drucker 		7,749,322 		315,469
John A. Hill 			7,742,645 		322,146
Paul L. Joskow 			7,746,037 		318,754
Elizabeth T. Kennan 		7,748,945 		315,846
Kenneth R. Leibler 		7,749,322 		315,469
Robert E. Patterson 		7,740,978 		323,813
George Putnam, III 		7,749,322 		315,469
Robert L. Reynolds 		7,749,322 		315,469
W. Thomas Stephens 		7,743,916 		320,875
Richard B. Worley 		7,747,277 		317,514

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes			Votes					Broker
for			against		Abstentions		non votes

5,247,765 		159,523 	338,183 		2,319,320

All tabulations are rounded to the nearest whole number.